Pricing Supplement No. 33  Dated November 6, 1997  Filed Pursuant to: Rule 424(b)(3)
(To Prospectus dated February 1, 1996 and            File No.: 33-65431
Prospectus Supplement dated March 28, 1996)



                                                   FIRST CHICAGO NBD CORPORATION
                                                    MEDIUM-TERM NOTES, SERIES G


Date of Issue: 11/12/97          [ ] Fixed Rate      [ ] Commercial Paper Rate Note      [ ] LIBOR Reuters
                                 [X] Senior          [ ] Federal Funds Rate Note         [X] LIBOR Telerate
Maturity Date: 11/12/02          [ ] Subordinated    [ ] CD Rate Note                    [ ] Prime Rate Note
                                                     [ ] CMT Rate Note                   [ ] Treasury Rate Note
                                                     [ ] LIBOR Note


Principal Amount: $15,000,000.00

Issue Price (As a Percentage of Principal Amount): 100%

Interest Rate/Initial Interest Rate:  Not Available

Interest Payment Dates:  12th day of February, May, August and November of
                         each year

Interest Reset Dates:  12th day of February, May, August and November of
                       each year

Index Maturity:  90 days

Designated CMT Maturity Index:

Spread:  +13 basis points

Spread Multiplier:  None

Minimum Interest Rate:  None

Maximum Interest Rate:  None

Interest Payment Period:  November 12, 1997 to February 12, 1998 and quarterly thereafter, up to but excluding the interest payment date

Interest Rate Reset Period:  November 12, 1997 to February 12, 1998 and
                             quarterly thereafter, up to but excluding the interest payment date

Redemption Date(s) or Period:  None

Optional Repayment Date(s):  None

Calculation Agent (If Applicable):  The First National Bank of Chicago


Additional Terms:


This Pricing Supplement may be used by First Chicago Capital Markets, Inc. ("FCCM"), a wholly owned subsidiary of the issuer, in connection with offer and sales related to secondary market transactions in the Notes. FCCM may act as principal or agent in such transactions. Such sales will be made at prices related to the prevailing market prices at the time of sale.